UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BLACKROCK TCP CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-1

PLEASE PARTICIPATE AND VOTE YOUR PROXY TODAY!

Dear Valued Stockholder:

Due to the lack of stockholder participation, the Annual Meeting of Stockholders of BlackRock TCP Capital Corp. (“TCPC”) originally scheduled for May 22, 2025, was adjourned to June 18, 2025, at 12:00 p.m., Pacific Time with regard to Proposal 2. You are receiving this REMINDER notice because you held shares in TCPC on the record date and we have not received your vote. Copies of the proxy materials can be found online at https://www.proxy-direct.com/blk-34427. Because TCPC is a widely-held company, your vote is extremely important no matter how many shares you hold.

Please vote your shares today so that TCPC may avoid additional solicitation expenses and additional delays.

For the reasons set forth in the Proxy Statement dated April 2, 2025, the Board of Directors recommends that you vote “FOR” Proposal 2. As a reminder, Proposal 2 is the same proposal that has been submitted for shareholder approval every year since TCPC went public. In addition, the leading independent proxy advisory firms, ISS & Glass Lewis, have both recommended voting “FOR” Proposal 2.

Please vote your shares via the internet or by telephone as soon as possible or alternatively, please sign, date, and return the enclosed voting instruction form (see the instructions below).

If you have any questions about the proposals to be voted on, please call our solicitor, Georgeson LLC, toll free at 1-855-372-7798. On behalf of your Board of Directors, thank you for your trust and continued support.

Sincerely yours,

/s/ Philip Tseng
Philip Tseng
Chair of the Board of Directors and Chief Executive Officer

THREE EASY WAYS TO VOTE!

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